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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K

                                    CURRENT REPORT

                          Pursuant to Section 13 or 15(d) of
                       the Securities and Exchange Act of 1934


                  Date of Report (Date of Earliest Event Reported):
                                    July 30, 1998



                                  RESPONSE USA, INC.
               --------------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)


   Delaware                     0-20770                         52-1441922
---------------               -----------                   -----------------
(State or other               (Commission                     (IRS Employer
jurisdiction of               File Number)                  Identification No.)
 incorporation)



                                  11-H Princess Road
                           Lawrenceville, New Jersey 08648
                  --------------------------------------------------
                       (Address of principal executive offices)

                       Registrant's Telephone Number, including
                              area code:  (609) 896-4500


                                    Not Applicable
                   ------------------------------------------------
                    (Former Address, if changed since last report)


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     Item 5.   OTHER EVENTS.

     On July 30, 1998, United Security Systems, Inc. ("USS"), a wholly-owned subsidiary of Response USA, Inc. (the "Company"), sold certain of its alarm monitoring contracts (the "Purchased Contracts") to its newly created, wholly-owned subsidiary, Response Acquisition Corp. ("RAC"), for aggregate consideration of approximately $26 million pursuant to a Purchase Agreement dated as of July 30, 1998 (the "Purchase Agreement"), between USS and RAC. The Purchased Contracts generate approximately $700,000 in monthly recurring revenue. Also on July 30, 1998, in a related transaction, RAC entered into a Receivable Financing Agreement dated as of July 30, 1998 (the "Financing Agreement"), among RAC, USS and McGinn, Smith Capital Holdings Corp. ("MSCH"). Pursuant to the terms of the Financing Agreement, RAC received initial financing from MSCH in the amount of $26 million (the "Initial Loan") and granted MSCH a first priority perfected security interest in the receivables derived from the Purchased Contracts (the "Receivables"). KeyBank National Association ("KeyBank") provided the funds utilized by MSCH to provide the Initial Loan to RAC. The Initial Loan has a term of five years and bears interest at a rate of 8% per annum. The Receivables are paid directly into a lockbox administered by USS as Collection Agent under the Financing Agreement for which USS will receive a monthly fee equal to $5.00 per Purchased Contract from RAC. Under the terms of the Financing Agreement, all funds derived from the Receivables will be paid to the lockbox account and MSCH will be paid its monthly payment of principal and interest under the Loan out of such lockbox account prior to any payments to USS as Collection Agent or any other funds being distributed to the Company or its subsidiaries. RAC may finance, from time to time, up to an additional $24 million pursuant to the Financing Agreement by pledging additional Purchased Contracts which it may purchase from USS pursuant to the Purchase Agreement to MSCH, which funds will be provided to MSCH by KeyBank. A portion of the proceeds form the Initial Loan was used to satisfy existing indebtedness of the Company and the remaining amount will be used for acquisitions and general working capital. In the event of a default under the Financing Agreement, MSCH would be entitled to all amounts derived from the Receivables necessary to satisfy all outstanding obligations to MSCH under the Financing Agreement.

     In consideration for providing the funds for the Initial Loan, KeyBank received a fee from MSCH in cash of $2,730,000 out of the fees which were received by MSCH from RAC of approximately $3,900,000, $3,120,000 of which was paid in cash at the closing and $780,000 was paid in 119,632 shares of common stock, par value $.008 per share, of the Company (the "Fee Shares") to be issued to MSCH. The Company has agreed to file a registration statement to register the sale of the Fee Shares by MSCH under the Securities Act of 1933, as amended. The Company has agreed that in the event the proceeds to be derived by MSCH from the sale of the Fee Shares is less than $780,000, the Company is obligated to, at its option, pay cash or issue additional shares equal to the amount of the shortfall, if any.

     The above descriptions of the Purchase Agreement and Financing Agreement are incomplete and are qualified in their entirety by reference to the copies of such agreements filed as Exhibits 2.1 and 2.2 annexed hereto.


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     Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

               (c)  Exhibits:

                    2.1 Purchase Agreement dated as of July 30, 1998, between RAC and USS (excluding all exhibits and schedules).

                    2.2 Receivable Financing Agreement dated as of July 30, 1998, among MSCH, RAC and USS (excluding all exhibits and schedules).


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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 6, 1998

                                             RESPONSE USA, INC.

                                             By: /s/ Richard M. Brooks
                                                ----------------------------
                                                Richard M. Brooks, President


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                                 INDEX TO EXHIBITS

Exhibit No.         Description
-----------         -----------

2.1. Purchase Agreement dated as of July 30, 1998, between Response Acquisition Corp. and United Security Systems, Inc. (excluding all exhibits and schedules).

2.2. Receivable Financing Agreement dated as of July 30, 1998, among McGinn, Smith Capital Holdings Corp., Response Acquisition Corp. and United Security Sytems, Inc. (excluding all exhibits and schedules).


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